Exhibit 99.1

Clovis Oncology Announces Preliminary Product Revenues

for the Fourth Quarter and Full Year 2020

•	Estimated $43.0M - $43.5M in Rubraca® (rucaparib) global sales for Q4 2020 and $164.2M - $164.7M for FY 2020

•	Q4/FY 2020 Operating Results call planned for February 23, 2021

•	Company to present at J.P. Morgan Healthcare Conference on Tuesday, January 12

BOULDER, Colo., January 11, 2021 – Clovis Oncology, Inc. (NASDAQ:CLVS) today announced its preliminary, unaudited global product revenues for the fourth quarter and full year ended December 31, 2020. The financial information presented in this news release may be adjusted as a result of completion of customary quarterly review and audit procedures.

Unaudited preliminary results include:

•	$43.0M - $43.5M in estimated Rubraca® global product revenues for the fourth quarter of 2020 compared to $38.8M for Q3 2020 and $39.3M for Q4 2019;

•	U.S. product revenues of approximately $36.3M - $36.7M and E.U. of $6.5M - $6.8M

•	Highest quarterly global and E.U. product revenues to date

•	$164.2M - $164.7M in estimated Rubraca product revenues for FY 2020 compared to $143.0M for FY 2019

•	Approximately $240M in cash and cash equivalents at December 31, 2020 which is expected to fund the Company’s operating plan into early 2023 based on current revenue and expense forecasts

Clovis plans to discuss these results with investors this week at the 39th Annual J.P. Morgan Healthcare Conference which is being held virtually January 10-14, 2021.

“We are pleased with our strong finish to a challenging year, including achieving record quarterly and annual sales,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We believe we have set the stage for an important year in 2021, as we seek to continue to grow Rubraca sales and advance our pipeline, including plans to report top-line ATHENA monotherapy data in the second half of the year, initiate a clinical development program for FAP-2286 in the first half of the year, and show initial efficacy data for the LIO-1 lucitanib and Opdivo combination trial at a medical meeting this year.”

Clovis Oncology to Present at 39th Annual J.P. Morgan Healthcare Conference on January 12

Clovis’ President and CEO, Patrick J. Mahaffy, will present at the 39th Annual J.P. Morgan Healthcare Conference on Tuesday, January 12 at 4:30 p.m. ET. A live webcast of the presentation/Q&A session can be accessed through the investor relations section of the Company’s website at clovisoncology.com. Approximately 24 hours following the live presentation, a replay of the webcast will be available on the Company’s website for 30 days.

Fourth Quarter and Full Year 2020 Financial Results Release Planned for February 23

The Company plans to report financial results for the fourth quarter and full year ended December 31, 2020 on Tuesday, February 23, 2021, before the open of the U.S. financial markets. Clovis’ senior management will host a conference call and live audio webcast at 8:30 a.m. ET to discuss the Company’s results in greater detail.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed multiple tumor types, including ovarian and prostate cancers, as monotherapy and in combination with other anti-cancer agents. Exploratory studies in other tumor types are also underway. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca. Additionally, Rubraca is approved in the U.S. for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated metastatic castration-resistant prostate cancer (mCRPC) who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. Select patients for therapy based on an FDA-approved companion diagnostic for Rubraca. This indication is approved under accelerated approval based on objective response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. The TRITON3 clinical trial is expected to serve as the confirmatory study for the Rubraca accelerated approval in mCRPC.

In Europe, Rubraca is approved for the maintenance treatment of adults with platinum-sensitive relapsed high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in response (complete or partial) to platinum-based chemotherapy. Rubraca is also approved in Europe for the treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum-based chemotherapy, and who are unable to tolerate further platinum-based chemotherapy.

Rubraca is an unlicensed medical product outside of the U.S. and Europe.

About Lucitanib

Lucitanib is an investigational angiogenesis inhibitor, which inhibits vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), platelet-derived growth factor receptors alpha and beta (PDGFRα/ß) and fibroblast growth factor receptors 1 through 3 (FGFR1-3). Emerging clinical data support the combination of angiogenesis inhibitors and immunotherapy to increase effectiveness in multiple cancer indications. Angiogenic factors, such as vascular endothelial growth factor (VEGF), are frequently up regulated in tumors and create an immunosuppressive tumor microenvironment. Use of antiangiogenic drugs may reverse this immunosuppression and augment response to immunotherapy. Clovis holds global rights for lucitanib excluding China.

Lucitanib is an unlicensed medical product.

About FAP-2286

FAP-2286 is a preclinical candidate under investigation as a peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP). FAP-2286 consists of two parts; a peptide that binds to FAP and a linker and site that can be used to attach radiation for imaging and therapeutic use. FAP is highly expressed in many epithelial cancers, including more than 90 percent of breast, lung, colorectal and pancreatic carcinomas.i Clovis holds U.S. and global rights for FAP-2286 excluding Europe, Russia, Turkey and Israel.

FAP-2286 is an unlicensed medical product.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in the U.S. and Europe. Please visit clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Examples of forward-looking statements contained in this press release include, among others, statements regarding our preliminary estimates of fourth quarter and fiscal year 2020 revenue and cash, cash equivalents and available for sale securities, and our expectations for our future cash position, commencement of clinical trials, availability of study data and submission of regulatory filings. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance or achievements to differ significantly from that expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the impacts of the COVID-19 pandemic and disruption related to efforts to mitigate its spread on our business, results of operations or financial condition, including impacts on the vendors or distribution channels in our supply chain, impacts on our contract manufacturers’ ability to continue to manufacture our products, impacts on our ability to continue our development activities, impacts on the conduct of our clinical trials, including with respect to enrollment rates, availability of investigators and clinical trial sites or monitoring of data and impact on the ability and timing of our field personnel to conduct their activities with health care providers, the uncertainties inherent in the effect our future revenues or expenses may have on our cash position, the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, changes in gross-to-net or free drug provided through our patient assistance program, the availability of reimbursement and insurance coverage, the timing of availability of data from our clinical trials, the uncertainties inherent in actions or decisions by the FDA, the EMA or other regulatory authorities regarding whether to accept or approve drug applications that may be filed, including delays or denials of regulatory approvals, clearances or authorizations for applications, as well as their decisions regarding drug labeling, reimbursement and pricing. Furthermore, we are in the process of finalizing our financial results for the fourth quarter and fiscal year 2020, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding 2020 revenue and year-end cash, cash equivalents and available for sale securities are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2020 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

Contacts:

Breanna Burkart	Anna Sussman
303.625.5023	303.625.5022
bburkart@clovisoncology.com	asussman@clovisoncology.com

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[i]	Rettig WJ et al. Regulation and Heteromeric Structure of the Fibroblast Activation Protein in Normal and Transformed Cells of Mesenchymal and Neuroectodermal Origin. Cancer Res. 1993;53:3327–3335.

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